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                                                                      EXHIBIT 21

List of Subsidiaries of Active Software, Inc.
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

Name of Subsidiary                   Jurisdiction     Doing Business As
------------------                   ------------     -----------------
Active Software International, Inc.  California       Active Software International

Alier, Inc.                          California       Alier, Inc.

Active Software Europe B.V.          Netherlands      Active Software Europe B.V.

Active Software (U.K.) Ltd.          United Kingdom   Active Software (U.K.) Ltd.

ASWX PTE LTD                         Singapore        ASWX PTE LTD

Active Software International, Inc. and Alier, Inc. are wholly owned subsidiaries of Active Software, Inc. Active Software Europe B.V., ASWX PTE LTD and Active Software (UK) Ltd. are wholly owned subsidiaries of Active Software International Inc.